UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2014

Intelligent Living Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54026	45-1498410
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20801 Biscayne Blvd, Suite 403
Miami, FL 33180
(Address of Principal Executive Offices) (Zip Code)

866.326.3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Convertible Note

On February 20, 2014 the Company entered into a securities purchase agreement dated February 20, 2014 with Long Side Ventures LLC, a Florida limited liability company (the “Holder”) for the purchase and sale of $20,000 of its convertible notes (“Notes”).  The Notes bear interest at the rate of 10% per annum beginning as of February 20, 2014, and mature on February 20, 2016.

The Notes are convertible, at the option of the Holder into the Company’s common stock at a conversion price based on 50% of the average of the five lowest intraday prices for the common stock during the previous twenty trading days immediately preceding the conversion request. The Notes may be redeemed by the Company at any time prior to maturity with notice to the Holder, and payment of a premium of 150% on the unpaid principal and interest amount of the Notes. In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 25, 2014, the Board of Directors of Intelligent Living agreed to issue Preferred Stock of its Series B 7% Royalty Interest Participating Preferred Stock with a par value of $1.00 to the following Officers and Directors:

Paul Favata	56,000 Preferred B Shares

L. Joshua Eikov	40,000 Preferred B Shares

The Preferred Shares were issued in consideration of services provided by Paul Favata from June 2013 through December 2013, and L. Joshua Eikov from September 2013 through December 2013.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
33.1	Convertible Note, Long Side Ventures LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 21, 2014	Intelligent Living Inc.

	By	/s/Victoria Rudman
Name: Victoria Rudman Title: Chief Executive Officer

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